Exhibit 99.1

News Release

For Immediate Release

November 5, 2014

Approach Resources Inc.

Reports Third Quarter 2014 Results

Fort Worth, Texas, November 5, 2014 – Approach Resources Inc. (NASDAQ: AREX) (“Approach” or the “Company”) today reported results for third quarter 2014. Highlights for third quarter 2014 include:

•	Production was 1,306 MBoe, or 14.2 MBoe/d, a 61% increase over the prior-year quarter

•	Revenues were $68.1 million, a 54% increase over the prior-year quarter

•	Net income was $22.4 million, or $0.57 per diluted share

•	Adjusted net income was $10.5 million, or $0.27 per diluted share

•	EBITDAX was a quarterly record of $50.7 million, or $1.29 per diluted share, and up 60% over the prior-year quarter

•	Borrowing base increased to $600 million effective November 4, a 33% increase

•	New Elliott well expands development of our eastern acreage

Adjusted net income and EBITDAX are non-GAAP measures. See “Supplemental Non-GAAP Financial and Other Measures” below for our definitions and reconciliations of adjusted net income and EBITDAX to net income.

Management Comment

J. Ross Craft, Approach’s Chairman, Chief Executive Officer and President, commented, “In the third quarter of 2014, Approach reported its seventh consecutive quarter of record EBITDAX. So far this year, we have completed 51 wells in our drilling program and are on track to achieve a 45% production growth rate.

As discussed on prior earnings calls and as shown on slide 5 of our presentation, gas and NGLs are clearly outperforming our original expectations, and therefore allow us to achieve significantly higher reserves recovery. In the meantime, we continue to grow our oil production and have increased net oil volumes from our horizontal Wolfcamp wells by 83% compared to the prior-year quarter. Highlights for the third quarter are summarized in the presentation posted on our website.

We are closely monitoring the macro environment in the crude oil markets. Our Company is well positioned to withstand prolonged weakness in crude oil prices, given our sizeable core acreage position that is largely held by production, as well as our low cost structure, strong hedge book, low leverage metrics and solid liquidity position.”

Third Quarter 2014 Results

Production for third quarter 2014 totaled 1,306 MBoe (14.2 MBoe/d), compared to production of 812 MBoe (8.8 MBoe/d) in third quarter 2013, a 61% increase. Oil production for third quarter 2014 increased 61% to 507 MBbls (5.5 MBbls/d), compared to 314 MBbls (3.4 MBbls/d) for the prior-year period. Production for third quarter 2014 was 69% liquids and 31% natural gas.

INVESTOR CONTACT Sergei Krylov Executive Vice President & Chief Financial Officer ir@approachresources.com 817.989.9000	APPROACH RESOURCES INC. One Ridgmar Centre 6500 West Freeway, Suite 800 Fort Worth, Texas 76116 www.approachresources.com

Net income for third quarter 2014 was $22.4 million, or $0.57 per diluted share, on revenues of $68.1 million. This compares to a net income for third quarter 2013 of $0.5 million, or $0.01 per diluted share, on revenues of $44.2 million. Third quarter 2014 revenues increased $23.9 million due to an increase in production ($27 million) offset by a decrease in average realized price ($3.1 million). Net income for third quarter 2014 included an unrealized gain on commodity derivatives of $18.8 million, a realized loss on commodity derivatives of $0.8 million and a refund from the state of Texas for production taxes of $1 million.

Excluding the unrealized loss on commodity derivatives and related income taxes, adjusted net income (non-GAAP) for third quarter 2014 was $10.5 million, or $0.27 per diluted share, compared to $2.8 million, or $0.07 per diluted share, for third quarter 2013. EBITDAX (non-GAAP) for third quarter 2014 was $50.7 million, or $1.29 per diluted share, compared to $31.6 million, or $0.81 per diluted share, for third quarter 2013. See “Supplemental Non-GAAP Financial and Other Measures” below for our definitions and reconciliations of adjusted net income and EBITDAX to net income.

Our average realized commodity price for third quarter 2014, before the effect of commodity derivatives, was $52.17 per Boe. Our average realized price, including the effect of commodity derivatives, was $51.59 per Boe for third quarter 2014.

Lease operating expense averaged $5.87 per Boe for third quarter 2014, down 5% from second quarter 2014. Production and ad valorem taxes averaged $2.55 per Boe, or 4.9% of oil, NGL and gas sales. Exploration costs were $0.68 per Boe. Cash general and administrative expense averaged $4.37 per Boe. Depletion, depreciation and amortization expense averaged $19.88 per Boe. Interest expense totaled $5.4 million.

Operations Update

During third quarter 2014, we drilled 18 horizontal wells and completed 16 horizontal wells. We have reverted back to our proven completion design with well production in line with historical results. Wells completed since our last operations update targeting the Wolfcamp B and C zones produced an average initial 24-hour rate of 746 Boe/d (67% oil and 85% liquids), normalizing one short lateral well.

In addition, two wells targeting the Wolfcamp A zone in our University area produced an average initial 24-hour rate of 235 Boe/d (72% oil and 88% liquids). The combined, peak 30-day production of these wells was 14,083 Boe.

In east Project Pangea, we targeted the Wolfcamp C bench on our Elliott lease. The initial 24-hour rate for the Elliott well was 806 Boe/d (63% oil and 83% liquids). This well is substantially better than any existing horizontal Wolfcamp wells in the vicinity based on available initial production data. This well has performed similarly to our wells in the University and Baker areas and significantly expands development of the horizontal Wolfcamp on our eastern acreage.

Capital expenditures incurred during third quarter 2014 totaled $104.9 million and included $94 million for drilling and completion activities, $8.5 million for infrastructure projects, $1.5 million for acreage acquisitions and extensions and $0.9 million for buildings and other equipment.

2014 Outlook Update

We have updated some components of our 2014 guidance, taking into account results achieved year to date. The guidance is forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control.

	Prior 2014	Current 2014
	Guidance	Guidance
Operating costs and expenses (per Boe):
Lease operating	$5.00 – 6.00	$6.00 – 6.75
Production and ad valorem taxes (% of oil and gas revenues)	7.25%	6.5%
Depletion, depreciation and amortization	$22.00 – 24.00	$21.00 – 23.00

Liquidity Update

At September 30, 2014, we had a $1 billion revolving credit facility with a $450 million borrowing base and $89.5 million of outstanding borrowings. At September 30, 2014, our liquidity and long-term debt-to-capital ratio were approximately $362 million and 31.3%, respectively. Please refer to “Supplemental Non-GAAP Financial and Other Measures” below for our definitions of liquidity and long-term debt-to-capital ratio.

The lenders under our revolving credit facility recently completed their semi-annual borrowing base redetermination, resulting in an increase in the borrowing base to $600 million from $450 million effective November 4, 2014. We have elected to leave the aggregate commitment amount from the bank group unchanged at $450 million.

We enter into commodity derivatives positions to manage our exposure to commodity price fluctuations. Please refer to the “Unaudited Commodity Derivatives Information” table below for a detailed summary of our derivatives positions at October 1, 2014.

Conference Call Information and Summary Presentation

The Company will host a conference call on Thursday, November 6, 2014, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss financial and operational results for third quarter 2014. The conference call may be accessed via the Company’s website at www.approachresources.com or by phone:

Dial in:	(877) 201-0168
Intl. dial in:	(647) 788-4901
Passcode:	Approach / 18516543

A replay of the call will be available on the Company’s website or by dialing (855) 859-2056 (passcode: 18516543).

In addition, a third quarter 2014 summary presentation is available on the Company’s website.

About Approach Resources

Approach Resources Inc. is an independent energy company focused on the exploration, development, production and acquisition of unconventional oil and gas reserves in the Midland Basin of the greater Permian Basin in West Texas. For more information about the Company, please visit www.approachresources.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include expectations of anticipated financial and operating results. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the Company’s Securities and Exchange Commission (“SEC”) filings. The Company’s SEC filings are available on the Company’s website at www.approachresources.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

UNAUDITED RESULTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues (in thousands):
Oil	$47,194	$31,708	$140,509	$87,551
NGLs	11,628	7,231	33,486	19,682
Gas	9,302	5,257	29,464	15,504

Total oil, NGL and gas sales	68,124	44,196	203,459	122,737
Realized loss on commodity derivatives	(764)	(840)	(5,423)	(1,247)

Total oil, NGL and gas sales including derivative impact	$67,360	$43,356	$198,036	$121,490

Production:
Oil (MBbls)	507	314	1,482	969
NGLs (MBbls)	392	242	1,057	682
Gas (MMcf)	2,445	1,538	6,727	4,393

Total (MBoe)	1,306	812	3,659	2,383
Total (MBoe/d)	14.2	8.8	13.4	8.7
Average prices:
Oil (per Bbl)	$93.14	$101.02	$94.84	$90.39
NGLs (per Bbl)	29.70	29.87	31.69	28.84
Gas (per Mcf)	3.80	3.42	4.38	3.53

Total (per Boe)	$52.17	$54.41	$55.60	$51.50
Realized loss on commodity derivatives (per Boe)	(0.58)	(1.03)	(1.49)	(0.52)

Total including derivative impact (per Boe)	$51.59	$53.38	$54.11	$50.98
Costs and expenses (per Boe):
Lease operating	$5.87	$5.38	$6.41	$5.77
Production and ad valorem taxes	2.55	3.90	3.40	3.69
Exploration	0.68	1.47	0.98	0.84
General and administrative(1)	5.88	7.60	6.45	7.47
Depletion, depreciation and amortization	19.88	23.91	21.35	23.06
(1) Below is a summary of general and administrative expense:
General and administrative – cash component	$4.37	$5.63	$4.89	$5.21
General and administrative – noncash component	1.51	1.97	1.56	2.26

APPROACH RESOURCES INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except shares and per-share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
REVENUES:
Oil, NGL and gas sales	$68,124	$44,196	$203,459	$122,737
EXPENSES:
Lease operating	7,665	4,370	23,462	13,746
Production and ad valorem taxes	3,335	3,167	12,429	8,791
Exploration	891	1,193	3,595	2,010
General and administrative	7,675	6,171	23,612	17,810
Depletion, depreciation and amortization	25,959	19,413	78,138	54,951

Total expenses	45,525	34,314	141,236	97,308

OPERATING INCOME	22,599	9,882	62,223	25,429
OTHER:
Interest expense, net	(5,442)	(5,179)	(15,936)	(8,859)
Equity in income (losses) of investee	—	340	(186)	160
Realized loss on commodity derivatives	(764)	(840)	(5,423)	(1,247)
Unrealized gain (loss) on commodity derivatives	18,810	(3,438)	5,206	(3,248)
Other expense	—	—	(109)	—

INCOME BEFORE INCOME TAX PROVISION	35,203	765	45,775	12,235
INCOME TAX PROVISION	12,756	270	16,590	4,300

NET INCOME	$22,447	$495	$29,185	$7,935

EARNINGS PER SHARE:
Basic	$0.57	$0.01	$0.74	$0.20

Diluted	$0.57	$0.01	$0.74	$0.20

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	39,363,441	39,011,555	39,325,552	38,980,971
Diluted	39,379,779	39,032,813	39,340,961	39,002,731

UNAUDITED SELECTED FINANCIAL DATA

Unaudited Consolidated Balance Sheet Data	September 30,	December 31,
(in thousands)	2014	2013
Cash and cash equivalents	$1,634	$58,761
Restricted cash	—	7,350
Other current assets	24,024	24,302
Property and equipment, net, successful efforts method	1,266,304	1,047,030
Other assets	10,206	8,041

Total assets	$1,302,168	$1,145,484

Current liabilities	$101,903	$84,441
Long-term debt(1)	339,500	250,000
Other long-term liabilities	115,679	100,548
Stockholders’ equity	745,086	710,495

Total liabilities and stockholders’ equity	$1,302,168	$1,145,484

(1)	Long-term debt at September 30, 2014, and December 31, 2013, includes $250 million in 7% senior notes. In addition, we had $89.5 million in outstanding borrowings under our revolving credit facility as of September 30, 2014.

Unaudited Consolidated Cash Flow Data	Nine Months Ended September 30,
(in thousands)	2014	2013
Net cash provided (used) by:
Operating activities	$148,230	$118,996
Investing activities	$(292,630)	$(230,187)
Financing activities	$87,273	$135,913

UNAUDITED COMMODITY DERIVATIVES INFORMATION

AS OF OCTOBER 1, 2014

Commodity and Period	Contract Type	Volume Transacted	Contract Price
Crude Oil
October 2014 – December 2014	Collar	550 Bbls/d	$90.00/Bbl - $105.50/Bbl
October 2014 – December 2014	Collar	950 Bbls/d	$85.05/Bbl - $95.05/Bbl
October 2014 – December 2014	Collar	2,000 Bbls/d	$89.00/Bbl - $98.85/Bbl
October 2014 – March 2015	Collar	1,500 Bbls/d	$85.00/Bbl - $95.30/Bbl
January 2015 – December 2015	Collar	1,600 Bbls/d	$84.00/Bbl - $91.00/Bbl
January 2015 – December 2015	Collar	1,000 Bbls/d	$90.00/Bbl - $102.50/Bbl
January 2015 – December 2015	Three-Way Collar	500 Bbls/d	$75.00/Bbl - $84.00/Bbl - $94.00/Bbl
January 2015 – December 2015	Three-Way Collar	500 Bbls/d	$75.00/Bbl - $84.00/Bbl - $95.00/Bbl
Natural Gas Liquids
Propane
October 2014 – December 2014	Swap	500 Bbls/d	$41.16/Bbl
Natural Gasoline
October 2014 – December 2014	Swap	175 Bbls/d	$83.37/Bbl
Natural Gas
October 2014 – December 2014	Swap	360,000 MMBtu/month	$4.18/MMBtu
October 2014 – December 2014	Swap	35,000 MMBtu/month	$4.29/MMBtu
October 2014 – December 2014	Swap	160,000 MMBtu/month	$4.40/MMBtu
October 2014 – June 2015	Collar	80,000 MMBtu/month	$4.00/MMBtu - $4.74/MMBtu
January 2015 – December 2015	Swap	200,000 MMBtu/month	$4.10/MMBtu
January 2015 – December 2015	Collar	130,000 MMBtu/month	$4.00/MMBtu - $4.25/MMBtu

Supplemental Non-GAAP Financial and Other Measures

This release contains certain financial measures that are non-GAAP measures. We have provided reconciliations below of the non-GAAP financial measures to the most directly comparable GAAP financial measures and on the Non-GAAP Financials page in the Investor Relations section of our website at www.approachresources.com.

Adjusted Net Income

This release contains the non-GAAP financial measures adjusted net income and adjusted net income per diluted share, which excludes an unrealized (gain) loss on commodity derivatives and related income tax effect. The amounts included in the calculation of adjusted net income and adjusted net income per diluted share below were computed in accordance with GAAP. We believe adjusted net income and adjusted net income per diluted share are useful to investors because they provide readers with a more meaningful measure of our profitability before recording certain items whose timing or amount cannot be reasonably determined. However, these measures are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

The table below provides a reconciliation of adjusted net income and adjusted net income per diluted share to net income for the three and nine months ended September 30, 2014 and 2013 (in thousands, except per-share amounts).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net income	$22,447	$495	$29,185	$7,935
Adjustments for certain items:
Unrealized (gain) loss on commodity derivatives	(18,810)	3,438	(5,206)	3,248
Related income tax effect	6,816	(1,169)	1,886	(1,104)

Adjusted net income	$10,453	$2,764	$25,865	$10,079

Adjusted net income per diluted share	$0.27	$0.07	$0.66	$0.26

EBITDAX

We define EBITDAX as net income, plus (1) exploration expense, (2) depletion, depreciation and amortization expense, (3) share-based compensation expense, (4) unrealized (gain) loss on commodity derivatives, (5) interest expense, net, and (6) income tax provision. EBITDAX is not a measure of net income or cash flow as determined by GAAP. The amounts included in the calculation of EBITDAX were computed in accordance with GAAP. EBITDAX is presented herein and reconciled to the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund development and exploration activities. This measure is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

The table below provides a reconciliation of EBITDAX and EBITDAX per diluted share to net income for the three and nine months ended September 30, 2014 and 2013 (in thousands, except per-share amounts).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net income	$22,447	$495	$29,185	$7,935
Exploration	891	1,193	3,595	2,010
Depletion, depreciation and amortization	25,959	19,413	78,138	54,951
Share-based compensation	1,965	1,599	5,726	5,389
Unrealized (gain) loss on commodity derivatives	(18,810)	3,438	(5,206)	3,248
Interest expense, net	5,442	5,179	15,936	8,859
Income tax provision	12,756	270	16,590	4,300

EBITDAX	$50,650	$31,587	$143,964	$86,692

EBITDAX per diluted share	$1.29	$0.81	$3.66	$2.22

Liquidity

Liquidity is calculated by adding the net funds available under our revolving credit facility and cash and cash equivalents. We use liquidity as an indicator of the Company’s ability to fund development and exploration activities. However, this measurement has limitations. This measurement can vary from year-to-year for the Company and can vary among companies based on what is or is not included in the measurement on a company’s financial statements. This measurement is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

The table below summarizes our liquidity at September 30, 2014 (in thousands).

Liquidity at September 30, 2014
Borrowing base	$450,000
Cash and cash equivalents	1,634
Credit facility – outstanding borrowings	(89,500)
Outstanding letters of credit	(325)

Liquidity	$361,809

Long-Term Debt-to-Capital

Long-term debt-to-capital ratio is calculated by dividing long-term debt (GAAP) by the sum of total stockholders’ equity (GAAP) and long-term debt (GAAP). We use the long-term debt-to-capital ratio as a measurement of our overall financial leverage. However, this ratio has limitations. This ratio can vary from year-to-year for the Company and can vary among companies based on what is or is not included in the ratio on a company’s financial statements. This ratio is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

The table below summarizes our long-term debt-to-capital ratio at September 30, 2014, and December 31, 2013 (in thousands).

	September 30, 2014	December 31, 2013
Long-term debt(1)	$339,500	$250,000
Total stockholders’ equity	745,086	710,495

	$1,084,586	$960,495
Long-term debt-to-capital	31.3%	26.0%

(1)	Long-term debt at September 30, 2014, and December 31, 2013, includes $250 million in 7% senior notes. In addition, we had $89.5 million in outstanding borrowings under our revolving credit facility as of September 30, 2014.